EXHIBIT 10(ar)







                              December 4, 1992



Mr. David Gallimore
SafeCard Services, Inc.
3001 E. Pershing Blvd.
Cheyenne,  WY   82001

Dear David,

     As additional inducement for you to relocate to Cheyenne, Wyoming (over and above the incentives outlined in the standard relocation policy which you have received), you and I previously agreed verbally to the provision below. We now wish to memorialize that agreement in writing.

     To alleviate your concern that you and your family may not adjust to Cheyenne, SafeCard agrees that if you, for any reason, give written notice of termination of your employment with SafeCard not less than twenty-four (24) months but not more than twenty-seven (27) months after you close on the purchase of a home in Cheyenne, SafeCard will, at your option, purchase the home from you at that time for the price you paid plus the cost of permanent capital improvements. You, of course, may sell the home yourself and be entitled to any profit which you make on such sale.

     I trust this will provide you with additional comfort in relocating to Cheyenne.

                              Sincerely,

                              /s/ Steven J. Halmos

                              Steven J. Halmos
                              Chief Executive Officer

SJH:ljs


Agreed:
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/s/ David Gallimore                          12/4/92
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David Gallimore                              Date